Exhibit 23.4

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Aralez Pharmaceuticals Inc. of our report dated October 26, 2016 relating to the Statements of Assets and Liabilities Assumed and the related Statements of Revenues and Direct Expenses of the Zontivity Business, which appears in Aralez Pharmaceuticals Inc.’s Current Report on Form 8-K/A dated September 6, 2016 (as amended on November 18, 2016). We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Florham Park, NJ

November 9, 2017